Exhibit 99.1

LIBERTY GLOBAL COMPLETES SALE OF UPC POLAND TO ILIAD'S POLISH MOBILE SUBSIDIARY PLAY

Denver, Colorado – April 1, 2022

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has completed the previously announced sale of UPC Poland to iliad S.A.’s Polish mobile subsidiary Play for an enterprise value of PLN 7.0 billion ($1.7 billioni).

Net proceeds from the transaction, after taking into account the repayment of debt, will be approximately $600 million. Proceeds from the sale are expected to be used for general corporate purposes, which may include reinvestment into Liberty Global’s business and support for the company’s significant, multi-year share buyback commitment.

In conjunction with the transaction, Liberty Global has agreed to provide Play with certain transitional services for a period of up to four years. These services principally will be comprised of network and information technology-related functions.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect over 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in the Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.*

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Univision, Plume, Lionsgate and the Formula E racing series.

* Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the UK JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated US GAAP full year 2021 results for the VMO2 JV. For more information, please visit
www.libertyglobal.com.

Investor Relations                Corporate Communications
Michael Bishop +44 20 8483 6246        Matt Beake +44 20 8483 6428

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i Convenience translation based on spot FX on March 31 2022